UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 31, 2010

KH FUNDING COMPANY
(Exact name of registrant as specified in its charter)

Maryland	333-106501	52-1886133
(State or other jurisdiction of	(Commission file number)	(IRS Employer
incorporation or organization)		Identification No.)

10801 Lockwood Drive, Suite 370, Silver Spring, Maryland 20901
(Address of principal executive offices) (Zip Code)

(301) 592-8100
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.     Results of Operation and Financial Condition.

On March 31, 2010, KH Funding Company (the “Corporation”) filed a Form 12b-25 with the Securities and Exchange Commission to announce that it would not be able to file its Annual Report on Form 10-K for the year ended December 31, 2009 by the due date.  The Corporation anticipates that it should be able to file its annual report by April 15, 2010 and, accordingly, that its annual report will be deemed to have been timely filed.  In its Form 12b-25 filing, the Corporation announced that it expects its audited results of operations for the year ended December 31, 2009 to show a net loss of approximately $8,724,356, compared to a net loss of approximately $1,138,655 for the year ended December 31, 2008.  The increased loss in 2009 was due primarily to a $6.57 million increase in the allowance for loan losses in 2009 over 2008.  The foregoing is qualified in its entirety by the full period-to-period comparison that will be provided in the Corporation’s Annual Report on Form 10-K to which its Form 12b-25 relates.

The information contained in Item 2.02 shall not be deemed “ filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

KH FUNDING COMPANY

Dated: March 31, 2010	By: /s/ Robert L. Harris
Robert L. Harris
President